As filed with the Securities and Exchange Commission on May 31, 2006

Registration No. 333-________

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

3COM CORPORATION
(Exact name of Registrant as specified in its charter)

Delaware	94-2605794
(State of Incorporation)	(I.R.S. Employer Identification Number)
350 Campus Drive Marlborough, MA 01752 (Address of Principal Executive Offices)

Stand Alone Stock Option Agreement with R. Scott Murray dated January 25, 2006 (Full title of the plan)

Neal D. Goldman, Esq.

Senior Vice President Management Services,

General Counsel and Secretary

350 Campus Drive

Marlborough, MA 01752

(Name and address of agent for service)

(508) 323-1000

(Telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered (1)	Amount to be Registered (2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee (3)
Common Stock, $0.01 par value per share	2,500,000	$4.51	$11,275,000	$1,206
Common Stock, $0.01 par value per share	3,000,000	$5.00	$15,000,000	$1,605
Common Stock, $0.01 par value per share	3,000,000	$6.00	$18,000,000	$1,926
Total	8,500,000		$44,275,000	$4,737

(1)

Shares to be offered pursuant to the Registrant’s Stand Alone Stock Option Agreement with R. Scott Murray dated January 25, 2006 (the “Plan”). Each share of common stock includes a preferred stock purchase right. The preferred stock purchase rights, which are attached to the shares of common stock being registered hereunder, will be issued for no additional consideration. Accordingly, no additional registration fee is payable.

(2)

Pursuant to Rule 416 under the Securities Act of 1933, as amended, to the extent additional shares of common stock may be issued or issuable as a result of a stock split or other distribution declared at any time by the Board of Directors while this registration statement is in effect, this registration statement is hereby deemed to cover all such additional shares of common stock.

(3)

The Proposed Maximum Offering Price Per Share and the Proposed Maximum Aggregate Offering Price are based on the actual exercise price of each tranche of options granted under the Plan and is calculated in accordance with Rule 457(h)(1) promulgated under the Securities Act of 1933. The Amount of Registration Fee is based on a fee rate of $107.00 per million.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required by Part I to be contained in the Section 10(a) Prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act of 1933, as amended.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents and information heretofore filed by Registrant with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference in this registration statement:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended June 3, 2005, filed pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);
(b)	The Registrant’s Quarterly Report on Form 10-Q for the fiscal quarters ended September 2, 2005, December 2, 2005 and March 3, 2006;
(c)

The Registrant’s Current Report on Form 8-K filed on June 28, July 22, September 22 (Item 2.05 only), October 3, November 1 and November 17, 2005 and January 11, January 30 (as amended February 6), February 2 (as amended March 30), February 6, April 4, 2006, April 17, 2006 and April 24, 2006;

(d)

The description of the Registrant’s Common Stock contained in the registration statement on Form 8-A, filed with the Commission on September 18, 1984, and any amendment or report filed for the purpose of updating such description; and

(e)

The description of the Registrant’s preferred share purchase rights contained in the registration statement on Form 8-A, filed with the Commission on September 22, 1989, as amended and restated on November 27, 2002.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to the registration statement which indicates that all of the shares of common stock offered have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of the filing of such documents; except as to any portion of any future annual or quarterly report to stockholders or document that is not deemed filed under such provisions. For the purposes of this registration statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the General Corporation Law of the State of Delaware authorizes a Delaware corporation to indemnify officers, directors, employees, and agents of the corporation, in connection with actual or threatened actions, suits or proceedings provided that such officer, director, employee, or agent acted in good faith and in a manner such officer reasonably believed to be in or not opposed to the corporation's best interests, and, for criminal proceedings, had no reasonable cause to believe his or her conduct was unlawful. This authority is sufficiently broad to permit indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended.

The Registrant's By-laws provide for indemnification of officers and directors to the fullest extent permitted by Delaware law. In addition, the Registrant has, and intends in the future to enter into, agreements to provide indemnification for directors and officers in addition to that provided for in the Bylaws. These agreements, among other things, indemnify the Registrant's directors and officers for certain expenses (including attorney fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of the Registrant, arising out of such person's services as a director or officer of the Registrant, any subsidiary of the Registrant or any other company or enterprise to which the person provides services at the request of the Registrant. The Registrant believes that these provisions and agreements are necessary to attract and retain qualified directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

The Registrant maintains insurance on behalf of any person who is a director or officer against any loss arising from any claim asserted against such person and expense incurred by such person in any capacity, subject to certain exclusions.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits.

Exhibit Number	Description
4.1	Third Amended and Restated Preferred Shares Rights Agreement, dated as of November 4, 2002 (incorporated by reference from Exhibit 4.1 to Form 8-A/A (File No. 0-12867) filed on November 27, 2002)
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, counsel to the Registrant*
10.1

Stand Alone Stock Option Agreement dated January 25, 2006 by and between R. Scott Murray and the Registrant (incorporated by reference from Exhibit 10.8 to Quarterly Report on Form 10-Q (File No. 0-12867) filed on April 10, 2006)

10.2	3Com Corporation 2003 Stock Plan, as amended (incorporated by reference from Exhibit 10.1 to Form S-8 filed on November 17, 2005)
23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm*
23.3	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation, counsel to the Registrant (contained in Exhibit 5.1)*
24.1	Power of Attorney (included on the signature page)*

* Filed herewith

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(i)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(1)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(2)  To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(3)  To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that are incorporated by reference in this registration statement.

(ii)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(iii)  To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(b)  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of any employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Marlborough, Commonwealth of Massachusetts, on May 31, 2006.

3COM CORPORATION

By:	/S/ NEAL D. GOLDMAN
Neal D. Goldman
Senior Vice President Management Services, General Counsel and Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Neal D. Goldman and Jeffrey M. Held, and each of them acting individually, as his or her true and lawful attorneys-in-fact and agents, each with full power of substitution, to sign and execute on behalf of the undersigned any and all amendments (including post-effective amendments) to this registration statement, any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as the undersigned might or could do in person, and each of the undersigned does hereby ratify and confirm all that such attorneys-in-fact and agents or any of them, or any substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/S/ R. Scott Murray	Director, President and Chief Executive Officer (principal executive officer)	May 31, 2006
R. Scott Murray
/S/ Donald M. Halsted, III	Executive Vice President and Chief Financial Officer (principal financial and accounting officer)	May 31, 2006
Donald M. Halsted, III
/S/ Eric A. Benhamou	Chairman of the Board	May 31, 2006
Eric A. Benhamou
/S/ Julie St. John	Director	May 31, 2006
Julie St. John

Signature	Title	Date
/S/ Paul G. Yovovich	Director	May 31, 2006
Paul G. Yovovich
/S/ Gary T. DiCamillo	Director	May 31, 2006
Gary T. DiCamillo
/S/ James R. Long	Director	May 31, 2006
James R. Long
/S/ Raj Reddy	Director	May 31, 2006
Raj Reddy
/S/ David C. Wajsgras	Director	May 31, 2006
David C. Wajsgras

INDEX TO EXHIBITS

Exhibit Number	Description
4.1	Third Amended and Restated Preferred Shares Rights Agreement, dated as of November 4, 2002 (incorporated by reference from Exhibit 4.1 to Form 8-A/A (File No. 0-12867) filed on November 27, 2002)
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, counsel to the Registrant*
10.1

Stand Alone Stock Option Agreement dated January 25, 2006 by and between R. Scott Murray and the Registrant (incorporated by reference from Exhibit 10.8 to Quarterly Report on Form 10-Q (File No. 0-12867) filed on April 10, 2006)

10.2	3Com Corporation 2003 Stock Plan, as amended (incorporated by reference from Exhibit 10.1 to Form S-8 filed on November 17, 2005)
23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm*
23.3	Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation, counsel to the Registrant (contained in Exhibit 5.1)*
24.1	Power of Attorney (included on the signature page)*

* Filed herewith

EXHIBIT 5.1

[LETTERHEAD OF WILSON SONSINI GOODRICH & ROSATI]

May 30, 2006

3Com Corporation

350 Campus Drive

Marlborough, MA 01752

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about May 30, 2006 (the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of an additional 8,500,000 shares of your common stock (the “Shares”) reserved for issuance under grants made under the Stand Alone Stock Option Agreement effective as of January 25, 2006 by and between you and R. Scott Murray (the “Grants”). As your legal counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance and sale of the Shares pursuant to the Grants.

It is our opinion that the Shares, when issued and sold in the manner referred to in the agreements accompanying the Grants, will be legally and validly issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto. In giving such consent, we do not consider that we are “experts” within the meaning of such term as used in the Securities Act, or the rules and regulations of the Securities and Exchange Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Very truly yours,
WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

/S/ WILSON SONSINI GOODRICH & ROSATI

EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of 3Com Corporation on Form S-8 of our reports dated August 5, 2005, relating to the financial statements of 3Com Corporation, and management’s report on the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of 3Com Corporation for the year ended June 3, 2005.

/S/ DELOITTE & TOUCHE LLP
DELOITTE & TOUCHE LLP
Boston, Massachusetts
May 30, 2006